For Immediate Release	Contact: Bob DeFillippo
November 5, 2002	(973) 802-4149
After 4 p.m.

PRUDENTIAL FINANCIAL, INC. ANNOUNCES THIRD QUARTER 2002 RESULTS

Newark, NJ – Prudential Financial, Inc. (NYSE:PRU) today reported third quarter 2002 after-tax adjusted operating income for its Financial Services Businesses of $300 million, compared to $105 million for the third quarter of 2001. Adjusted operating income was 54 cents per share of Common Stock for the third quarter of 2002, compared to 18 cents per Common share in the third quarter of 2001 on an equivalent share basis, which assumes that shares issued in the Company’s demutualization on December 18, 2001 and its initial public offering of Common Stock were outstanding for the entire 2001 period. These increases resulted, in part, from changes in effective tax rates as discussed below. Pre-tax adjusted operating income of the Financial Services Businesses was $427 million for the third quarter of 2002, an increase of $167 million, or 64%, from $260 million in the year-ago quarter.

For the first nine months of 2002, after-tax adjusted operating income for the Financial Services Businesses amounted to $941 million ($1.67 per Common share) compared to $669 million ($1.15 per equivalent Common share) for the first nine months of 2001.

“Prudential Financial’s diversity of earnings and the steps we’ve taken to reduce the cost structure of our domestic businesses have helped mitigate the effect of continued difficult equity market conditions on our current results,” said Chairman and CEO Arthur F. Ryan. “Given current equity market conditions, we believe that Prudential will achieve Common Stock earnings per share of approximately $2.10 for the year 2002, based on after-tax adjusted operating income, which is within our previously stated range of $2.10 to $2.30. This assumes that equity market conditions stabilize over the balance of the year, including essentially no further change in the S&P 500 index,” Ryan said. This expectation is subject to change if actual equity market conditions differ from this assumption and as discussed under “Forward Looking Statements” below.

After-tax adjusted operating income excludes realized investment gains, net of losses and related adjustments, results from divested businesses, and discontinued operations, as well as demutualization costs and expenses and the mutual insurance company tax benefit for the year-ago quarter. Net income of the Financial Services Businesses, which includes the foregoing items, amounted to $392 million for the third quarter of 2002 compared to $52 million for the year-ago quarter. Net income was 70 cents per Common share for the third quarter of 2002, compared to 9 cents per equivalent Common share in the year-ago quarter. Net income of the Financial Services Businesses was $750 million ($1.34 per Common share) for the first nine months of 2002, compared to net income of $705 million ($1.21 per equivalent Common share) for the first nine months of 2001.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations. We are now reporting our segment results based on these three divisions, which reflect the realignment of our management structure that we announced in August.

The Insurance division reported pre-tax adjusted operating income of $76 million for the third quarter of 2002, a decrease of $6 million from $82 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $46 million for the current quarter, a $38 million decrease from the year-ago quarter, reflecting a $39 million increase from individual life insurance and a $77 million decrease from individual annuities. The segment’s individual life insurance business reported adjusted operating income of $115 million in the current quarter, compared to $76 million in the year-ago quarter which included $32 million of losses related to the September 11, 2001 terrorist attacks on the United States. Individual life results benefited from a lower level of expenses, increased investment income, and continued favorable mortality, but these positives were essentially offset by a higher level of amortization of deferred policy acquisition costs associated with increased variable life policy lapses that resulted from the prolonged equity market downturn. The segment’s individual annuity business reported a loss, on an adjusted operating income basis, of $69 million in the current quarter, compared to adjusted operating income of $8 million in the year-ago quarter. Results for the current quarter included an $89 million charge for additional amortization of deferred policy acquisition costs to reflect our lower estimate of profitability from annuities due to equity market conditions, while results for the year-ago quarter included a similar charge of $27 million. Our Group Insurance segment reported adjusted operating income of $30 million in the current quarter, compared to a loss, on an adjusted operating income basis, of $7 million in the year-ago quarter. Current quarter results benefited $19 million from refinements in our estimate of disability claim reserves for certain cases, but this benefit was partially offset by unfavorable disability claims activity in the quarter. The loss in the year-ago quarter reflected a $24 million charge for an increase in our estimate of incurred but unreported claims. Our Property and Casualty Insurance segment reported a break-even result, on an adjusted operating income basis, for the current quarter compared to adjusted operating income of $5 million in the year-ago quarter.

The Investment division reported pre-tax adjusted operating income of $50 million in the third quarter of 2002, compared to a loss, on an adjusted operating income basis, of $1 million in the year-ago quarter. Our Investment Management segment reported adjusted operating income of $29 million for the current quarter, a decrease of $12 million from the year-ago quarter, primarily as a result of market value declines in our equity assets under management. Our Financial Advisory segment reported a loss, on an adjusted operating income basis, of $16 million for the current quarter, compared to a $48 million loss in the year-ago quarter. The decrease in the segment’s loss resulted primarily from our cost reduction measures, which more than offset declines in net investment income and asset-based fees. Adjusted operating income from our Retirement segment was $24 million in the current quarter, compared to a loss, on an adjusted operating income basis, of $4 million in the year-ago quarter, which included a $29 million charge for an increase in our estimate of policy liabilities relating to prior periods. Adjusted operating income from our Other Asset Management segment amounted to $13 million for the current quarter and $10 million for the year-ago quarter.

The International Insurance and Investments division reported pre-tax adjusted operating income for the third quarter of 2002 of $180 million, unchanged from the year-ago quarter. The International Insurance segment reported adjusted operating income of $186 million for the quarter, compared to $202 million for the year-ago quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $102 million for the current quarter, compared to $126 million for last year’s third quarter which included $50 million of gains from policy surrenders associated with the initial period of operations after its restructuring. Gibraltar Life’s $102 million adjusted operating income for the current quarter reflects a more favorable level of expenses and policy benefits than that achieved in the initial period of operations, following our April 2001 acquisition, as well as a $9 million decrease in its estimated liability for guaranty fund assessments. Adjusted operating income from our international insurance operations other than Gibraltar Life was $84 million, up $8 million from the year-ago quarter. The current quarter’s results reflect a negative impact of $8 million, versus the year-ago quarter, from currency fluctuations. Our International Securities and Investments segment reported losses, on an adjusted operating income basis, of $6 million in the current quarter and $22 million in the year-ago quarter. The decrease in the segment’s loss reflected earnings from recently acquired businesses and lower expense levels in our international securities operations.

Corporate and Other operations resulted in pre-tax adjusted operating income of $121 million in the third quarter of 2002, compared to a loss, on an adjusted operating income basis, of $1 million in the year-ago quarter which included losses of $46 million from hedging retained at the corporate level. Current quarter results for Corporate and Other operations include investment income from assets transferred to the Financial Services Businesses in connection with the formation of the Closed Block Business in the fourth quarter of 2001. Additionally, adjusted operating income from our real estate and relocation business increased $22 million, to $32 million for the current quarter.

Assets under management and administration amounted to $533 billion at September 30, 2002, compared to $564 billion a year earlier and $590 billion at December 31, 2001. Assets under management were $359 billion at September 30, 2002, a decrease of $14 billion from a year earlier. The decrease reflects the market value declines in our equity assets under management and our sale, during the first quarter of 2002, of a portion of our quantitative-style equity asset management to a third party.

The effective tax rate for the full year applied to adjusted operating income of the Financial Services Businesses was decreased in the third quarter of 2002 (from 36.5% to 34.5%) and increased in the year-ago quarter (from 33.3% to 39.5%). This year’s change contributed $20 million, or 4 cents per share, to after-tax adjusted operating income for the current quarter. Together, these changes contributed $85 million, or 15 cents per share, to the increase in after-tax adjusted operating income from the year-ago quarter.

Net income of the Financial Services Businesses for the third quarter of 2002 was $392 million, compared to $52 million in the year-ago quarter. Current quarter net income included $142 million of realized investment losses, net of related adjustments, and income of $15 million (net of related taxes) from discontinued operations, relating to a web-based business for the workplace distribution of voluntary benefits that we discontinued in the third quarter of 2002 and our discontinued healthcare operations which we sold in August 1999. The realized losses in the current quarter included losses of $308 million from impairments and sales of credit-impaired securities. The realized losses during the quarter were partially offset by realized gains from fixed maturities, including private bond prepayments, and equity securities. Net income for the current quarter also includes a $183 million benefit from the favorable resolution of a tax issue pertaining to our 1995 disposition of a subsidiary. Net income of the Financial Services Businesses for the year-ago quarter included realized investment losses, net of related charges, of $322 million as well as demutualization costs and expenses and losses from divested businesses totaling $77 million. Additionally, net income for the year-ago quarter benefited from a $100 million reduction of our estimated liability for the mutual insurance company tax and reflected the impact of the change in tax rate.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business, which represents results of our Traditional Participating Products segment prior to the demutualization, includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported losses from operations before income taxes of $142 million for the third quarter of 2002 and $354 million for the year-ago quarter. The loss for the year-ago quarter included a charge of $160 million for reserves established with respect to policies for which we had not received a death claim, but where death has occurred, following substantial efforts to locate policyholders for whom we lacked current information in connection with our demutualization. Closed Block Business results included net realized investment losses of $126 million in the current quarter and $248 million in the year-ago quarter.

The Closed Block Business reported a third quarter 2002 net loss of $90 million, compared to a net loss of $332 million for the year-ago quarter.

For the first nine months of 2002, the Closed Block Business reported a $571 million loss from operations before income taxes, compared to a $383 million loss for the first nine months of 2001. The Closed Block Business reported net losses of $363 million for the first nine months of 2002 and $353 million for the first nine months of 2001.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $302 million for the third quarter of 2002 and a net loss of $280 million for the year-ago quarter, and reported net income of $387 million for the first nine months of 2002 and $352 million for the first nine months of 2001.

Share Repurchase Program

During the third quarter of 2002, the Company repurchased approximately 14.6 million shares of its Common Stock, at a total cost of $444 million. From the commencement of share repurchases in May, 2002, through September 30, 2002, the Company repurchased approximately 17.8 million shares of its Common Stock at a total cost of $550 million. This included 1.7 million shares repurchased and reissued directly to certain Company deferred compensation plans.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the third paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,”

“believes,” “anticipates,” “intends,” “plans,” “assumes,” “estimates,” “projects,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the continuing impact of the events of September 11, 2001; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or adverse litigation results; and changes in tax law. Prudential Financial, Inc. does not intend, and is under no obligation to, update any particular forward-looking statement included in this document. The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2001, should be considered by readers when reviewing forward-looking statements contained in this release.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, November 6, 2002, at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 276-0005 (domestic callers) or (612) 332-0107 (international callers). All others are encouraged to dial into the conference call in listen-only mode, by dialing (800) 288-8976 (domestic callers) or (612) 332-0923 (international callers). To listen to a replay of the conference call starting at 4:15 p.m. on November 6, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 634386.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

-Prudential-

Financial Highlights
(in millions, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
Financial Services Businesses (FSB) Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,386	$2,241	$6,998	$5,866
Policy charges and fee income	400	474	1,246	1,349
Net investment income	1,327	1,288	3,934	3,941
Commissions, investment management fees, and other income	1,011	992	3,163	3,264

Total revenues	5,124	4,995	15,341	14,420

Benefits and expenses:
Insurance and annuity benefits	2,326	2,279	6,849	5,963
Interest credited to policyholders’ account balances	434	432	1,263	1,236
Interest expense	50	70	156	278
Other expenses	1,887	1,954	5,636	5,838

Total benefits and expenses	4,697	4,735	13,904	13,315

FSB adjusted operating income before income taxes	427	260	1,437	1,105
Income taxes (2)	127	155	496	436

FSB after-tax adjusted operating income	300	105	941	669

Items excluded from FSB adjusted operating income:
Realized investment losses, net of related adjustments	(142)	(322)	(581)	(4)
Divested businesses	(14)	(40)	(12)	(122)
Demutualization costs and expenses	—	(37)	—	(199)

Total items excluded from FSB adjusted operating income before income taxes	(156)	(399)	(593)	(325)
Income taxes, including mutual insurance company tax	(233)	(349)	(393)	(371)

Total items excluded from FSB adjusted operating income, after income taxes	77	(50)	(200)	46

FSB income from continuing operations (after tax)	377	55	741	715
Income (loss) from discontinued operations, net of taxes	15	(3)	9	(10)

Financial Services Businesses net income	$392	$52	$750	$705

Direct equity adjustment for earnings per share calculation (3)	9	—	30	—

Earnings available to holders of Common Stock after direct equity adjustment:

Based on Net Income	$401	$52	$780	$705

Based on after-tax adjusted operating income	$309	$105	$971	$669

Earnings per share of Common Stock (diluted) (3):

Net income	$0.70	$0.09	$1.34	$1.21

FSB after-tax adjusted operating income	0.54	0.18	1.67	1.15

Diluted shares (equivalent share basis prior to demutualization)	576.8	583.6	582.3	583.6

Financial Services Businesses Attributed Equity (as of end of period) (4):

Total attributed equity	$21,039
Per share of Common Stock—diluted	37.03

Attributed equity excluding unrealized gains and losses on investments	$18,931
Per share of Common Stock—diluted	33.32

Number of diluted shares at end of period	568.1

See footnotes on page 4.

Financial Services Businesses Division Highlights
(in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
Adjusted operating income before income taxes, by Division (1):
Insurance Division	$76	$82	$448	$474
Investment Division	50	(1)	240	158
International Insurance and Investments Division (5)	180	180	556	398
Corporate and other operations	121	(1)	193	75

Total FSB adjusted operating income before income taxes	$427	$260	$1,437	$1,105

Revenues, by Division (1):
Insurance Division	$2,116	$2,013	$6,270	$5,941
Investment Division	1,461	1,548	4,561	4,897
International Insurance and Investments Division (5)	1,417	1,410	4,185	3,273
Corporate and other operations	130	24	325	309

Total	$5,124	$4,995	$15,341	$14,420

Insurance Division:
Individual Life Insurance Sales (6):
Variable and universal life	$51	$51	$163	$174
Corporate-owned life insurance	21	117	107	182
Term life	17	11	45	32

Total	$89	$179	$315	$388

Fixed and Variable annuities:
Gross sales	$563	$306	$1,561	$1,030

Net redemptions	$(25)	$(294)	$(346)	$(950)

Total account value at end of period	$18,221	$20,055

Group Insurance Sales (7):
Group life	$36	$64	$225	$385
Group disability	25	33	111	122

Total	$61	$97	$336	$507

Investment Division:
Investment Management Segment:
Assets managed by Investment Management (in billions, as of end of period) (8):
Retail customers	$77.3	$92.8
Institutional customers	79.8	84.9
General account (9)	119.5	110.1

Total Investment Management and Advisory Services	$276.6	$287.8

Mutual Funds and Wrap-Fee Products Sales and Assets Under Management:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$2,369	$2,533	$8,286	$10,226

Net sales (redemptions) other than money market	$(330)	$(39)	$153	$2,093

Assets under management at end of period:
Mutual funds	$48,639	$56,951
Wrap-fee products	14,383	16,141
Other managed accounts (10)	15,424	15,366

Total	$78,446	$88,458

Retirement Segment Sales:
Defined Contribution:
Gross sales	$859	$729	$2,773	$2,907

Net sales	$89	$1	$431	$123

Guaranteed Products:
Gross sales	$291	$285	$1,056	$1,866

Net withdrawals	$(484)	$(838)	$(1,576)	$(1,703)

See footnotes on page 4.

Financial Services Businesses Division Highlights
(in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
International Insurance and Investments Division:
International Insurance Sales (11):
Actual exchange rate basis	$185	$172	$541	$496

Constant exchange rate basis	$183	$172	$556	$494

Closed Block Business Data, in millions except per share data (12):
Income Statement Data (13):
Revenues	$1,734	$1,697	$5,337	$5,867
Benefits and expenses	1,876	2,051	5,908	6,250

Loss from operations before income taxes	(142)	(354)	(571)	(383)
Income taxes	(52)	(22)	(208)	(30)

Closed Block Business net loss	$(90)	$(332)	$(363)	$(353)

Direct equity adjustment for earnings per share calculation (3)	(9)	—	(30)	—

Net Income available to holders of Class B Stock after direct equity adjustment	$(99)	$(332)	$(393)	$(353)

Net loss per share of Class B Stock	$(49.50)		$(196.50)

Weighted average diluted shares outstanding during period	2.0		2.0

Closed Block Business Attributed Equity (as of end of period) (4):
Total attributed equity	$802
Per Share of Class B Stock	401.00
Attributed equity excluding unrealized gains and losses on investments	$249
Per Share of Class B Stock	124.50
Number of Class B Shares at end of period	2.0

Consolidated Data:
Consolidated Income Statement Data:
Total revenues	$6,706	$6,356	$20,090	$20,275
Total benefits and expenses	6,577	6,849	19,817	19,878

Income (loss) from operations before income taxes	129	(493)	273	397
Income taxes	(158)	(216)	(105)	35

Income (loss) from continuing operations	287	(277)	378	362
Income (loss) from discontinued operations, net of taxes	15	(3)	9	(10)

Consolidated net income (loss)	$302	$(280)	$387	$352

Net income:
Financial Services Businesses	$392	$52	$750	$705
Closed Block Business	(90)	(332)	(363)	(353)

Consolidated net income (loss)	$302	$(280)	$387	$352

Assets and Asset Management Information (as of end of period, in billions)
Total assets	$292.5	$295.7
Assets under management (at fair market value):
Managed by Investment Division:
Investment Management Segment—Investment Management and
Advisory Services (9)	$276.6	$287.8
Non-proprietary wrap-fee products and other assets under management	32.7	36.6

Total Managed by Investment Division	309.3	324.4
Managed by International Insurance and Investments Division (9) (14)	42.7	40.5
Managed by Insurance Division (15)	7.2	8.4

Total assets under management	359.2	373.3
Client assets under administration	173.7	190.9

Total assets under management and administration	$532.9	$564.2

See footnotes on page 4.

(1)
Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses and related adjustments; results of divested businesses and discontinued operations; and demutualization costs and expenses. Revenues and benefits and expenses shown as components of adjusted operating income, and for the divisions of the Financial Services Businesses, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Income taxes applicable to pre-tax adjusted operating income, excluding mutual insurance company tax.

(3)
Prudential Financial, Inc.’s initial public offering and the demutualization of The Prudential Insurance Company of America became effective on December 18, 2001. For the 2001 periods, earnings per share data are presented on a pro forma basis that assumes that shares issued in the initial public offering, including those issued as a result of the subsequent exercise by underwriters of options to acquire additional shares, and shares distributed as demutualization consideration to policyholders, were outstanding for all such periods. Earnings used in per-share calculations for the 2001 periods have not been adjusted to reflect the demutualization or related transactions, including the establishment of the Closed Block Business. For periods subsequent to 2001, earnings per share is based on the weighted average number of diluted shares outstanding. Stock options are included in the number of diluted shares for the period they are outstanding based on the treasury stock method.

Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. For periods subsequent to the date of demutualization, the net income of each business is modified for cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses, which are determined by a policy servicing fee arrangement that is based upon insurance in force and statutory cash premiums. To the extent actual administrative expenses vary from these cash flow amounts, these differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments are used to adjust net income to determine the earnings available to the Common Stock and the Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(4)
As a result of the establishment of the Closed Block Business concurrently with the demutualization, attributed equity as of the end of periods prior to December 31, 2001 is not comparable to attributed equity at that date and thereafter and, therefore, is not presented for periods prior to 2002.

(5)	International Insurance and Investments division results include Gibraltar Life from April 2, 2001, the date of reorganization, through August 31, 2002.

(6)	Statutory first year premiums and deposits.

(7)
Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts.

(8)
Reflects reclassification of amounts by client category as of January 1, 2002, based upon internal management criteria, which reduced the amount attributed to retail customers by $3.3 billion and increased the amounts attributed to institutional customers and the general account by $2.8 billion and $0.5 billion, respectively.

(9)
Reflects Investment Management segment’s assumption, during the second quarter of 2002, of management of $3.5 billion of assets which were previously reflected in assets under management of the International Insurance and Investments division.

(10)	Includes amounts under both management and administration for certain Prudential Securities’ programs and unit investment trusts.

(11)
Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2001.

(12)
Amounts shown for the Closed Block Business for the 2001 periods represent results of the Traditional Participating Products segment. Results for the 2002 periods for the Closed Block Business reflect the transfer of $5.6 billion of net assets to the Financial Services Businesses at the date of demutualization.

(13)
Beginning in 2002, management no longer uses adjusted operating income as the measure to assess operating performance of the Closed Block Business. Consequently, only GAAP basis results of the Closed Block Business are presented for all periods.

(14)	Primarily general account assets of International Insurance segment other than those managed by the Investment Management segment.

(15)	Primarily general account assets of the Individual Life and Annuities segment and the Group Insurance segment other than those managed by the Investment division.